Exhibit 99
                                  PRESS RELEASE

Columbia, S.C., May 2, 2005 - Carolina National Corporation, holding company for Carolina National Bank and Trust Company, today reported results for the three months ending March 31, 2005.

Total assets were $117 million at March 31, 2005, an increase of $19 million, or 19%, from the preceding quarter. Net loans were $103 million and deposits $104 million at the end of the quarter. Consumer loans were 31% of total loans and 69% were commercial loans. Demand deposits were 21% of deposits, 23% were savings or money market deposits, 38% were certificates of deposit and 18% were brokered certificates of deposit

The Company reported its second profitable quarter since it began operations on July 15, 2002. Net income for the 1st quarter was $42 thousand, or $.03 per share, compared to a net loss of $207 thousand, or $.14 per share, for the same period last year.

Roger B. Whaley, President of the Company, said "We are pleased with our continuing growth and profitability. The efforts of our talented team of banking professionals are readily visible in the 67% increase in loan accounts and a 60% increase in deposit accounts in fifteen months from December 31, 2003 to March 31, 2005."

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